Exhibit 99.1

ALPHA NATURAL RESOURCES, #11028472

First Quarter Results Conference
May 10, 2005, 11:00 a.m. ET

Operator

Good morning, ladies and gentlemen, and welcome to the Alpha Natural Resources first quarter results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Tuesday, May 10, 2005.

I would now like to turn the conference over to Mr. Ted Pile, Director of Corporate Communications. Please go ahead, sir.

T. Pile

Thanks, JR. Good morning and welcome to Alpha Natural Resources’ 2005 First Quarter Earnings conference call. With me today are Mike Quillen, Alpha’s President and CEO, and David Stuebe, the company’s Chief Financial Officer. We’ll be speaking to you today about financial, operational and market highlights from the first quarter and our outlook going forward.

This conference call is being carried live on the internet and is accessible through our website at www.alphanr.com. The call will also be archived on our website.

During this management presentation some forward-looking statements will be made within the meaning of the Private Securities Litigation Reform Act of 1995. Our ability to achieve the financial and operational targets discussed in this call today is subject to a number of risk factors. We referenced these risk factors both in our first quarter earnings press release which was filed on Form 8-K with the SEC this morning and which is posted on our website and in our most recent annual report on Form 10K filed with the SEC on March 30, 2005 which is also available through the Alpha website by going to the section marked SEC filings.

I’d like to turn the call over now to Mike Quillen, President and CEO of Alpha Natural Resources.

M. Quillen

Thank you, Ted. Good morning and welcome to Alpha’s second conference call since going public in February. We’re glad you could join us this morning and for those of you who participated in the first call, we’re glad you have come back to us.

We’re going to do this call a little differently today. Since our IPO we’ve been listening to our new shareholders and potential investors who have given us a great deal of input as to what information they need to make an informed investment decision at Alpha and to follow the activities of our company. Our goal is to provide as much transparency into the business as is reasonably practical. Of course it’s an ongoing process but we’re committed to being responsive to our investors. Regardless, we will talk with you today in a frank matter and hope to give you more insight into Alpha’s views on the coal markets.

Before I turn it over to Dave Stuebe for a recap of the quarter, let me focus on a couple of key things for Alpha. First, we continue to be bullish on the coal business and particularly on the demand for the high quality coal products that Alpha is known for. I firmly believe we are in a new era for the coal business. First, we see no downward pricing pressure today in the metallurgical coal markets for Alpha quality coals, including our preferred branded products.

As you’ve seen in our first quarter press release, met prices are up 50% year-over-year. China exacerbated the coke and coal shortage last year and quite recently the Chinese government announced it was cutting tax rebates on coal exports along with steel and other metals. China also reportedly imported half a million more met tons in the first two months of 2005 than they did in the first two months of the prior year.

Overall though we believe that met supply and demand is beginning to get back into equilibrium. The first sign of any drop in demand we feel will be felt in the marginal met sales. We believe the last to feel it will be the superior quality coals that Alpha is known for both here and abroad.

However, let me again say we have not seen that even with the recent press coverage on steel demand on our pricing. We’re confident that our met products will provide the base load for steel producers at a minimum of 25% of our sales regardless of economic conditions and we expect that metallurgical coal sales will constitute at least 40% of our total sales volume this year as they did in the first quarter.

Today we’re seeing spot met prices out of the marketplace, depending on the quality, characteristics and terms of the contract, in the ranges of $75 to $100 FOB mined per short ton. If it’s product for export, it would be an additional $22 to $25 based on FOBT pricing, that is loading on the ship. Term sales would be a bit lower than the high end of that range, again depending on coal quality.

At these attractive levels we’re selling aggressively but systematically into 2006 and 2007 even though we still have a comfortable level of planned production that is uncommitted. About half of our uncommitted planned production in 2006 as of a few weeks ago was met quality while more than 40% in 2007 is met.

We’re seeking to lock in longer term and are successfully doing so with met customer contracts now going two, three and even five years which no one could have predicted such a short time ago.

Our view on the thermal coal markets also remain positive. Spot prices are still at $60 levels. Low utility coal stockpiles, continued robust GDP growth and capacity or other constraints on competing sources such as nuclear and hydro continue to highlight the thermal coal supply deficit. An above average hot summer will be another interesting dynamic.

Alpha’s blending capabilities continue to differentiate us in this market. Our blending operations provide incremental margin with no capital investment and no reserve depletion and is a significant part of our business strategy. This strategy gives us an edge in the current utility market, a market in which most new contracts include financial incentives for reducing sulfur content. With a reserve base of 90% low sulfur coal, Alpha has considerable flexibility to work with as we develop custom blends based on the boiler characteristics of our utility customers.

While steam pricing was also up a healthy 20% in the first quarter compared with the same period last year, we believe there is some upside ahead, both in contracting our uncommitted forward tonnage and also in Alpha’s contract roll overs. In fact, over the course of 2005 and 2006 several major below market contracts will roll over totaling over 5 million tons of sales volume. That’s roughly a fifth of our annual sales volume that will be repriced and which is now at least $20 below today’s market.

That’s a broad brush overview of how Alpha currently views the market fundamentals today. Now I’ll turn it over to Dave Stuebe who’s going to discuss Alpha’s performance in the first quarter.

D. Stuebe

Thanks, Mike. Our financials are bit complex this quarter because of internal restructuring we completed to become Alpha Natural Resources, Inc. and our subsequent IPO, both of which took place in February. Essentially we have combined the results from two different types of entities that existed in the first quarter and we tried to report in a way that eliminates as much as possible the effects of these two events, all so that we can come up with a clearer picture as to our pure operating performance.

We reported our net income figures this quarter on both an actual basis and a proforma basis which included adjustments for minority interest expense and additional income taxes as well as treating the internal restructuring and IPO as if they occurred at the start of 2005.

In our IPO prospectus and in subsequent SEC filings as well as our last conference call, Alpha noted that we would incur a mostly noncash charge of $36.4 million in our first operating quarter due to stock based compensation associated with the internal restructuring leading up to the IPO and the IPO itself. We will continue to take charges for the next seven quarters at approximately $3.4 million for this stock based compensation.

In the first quarter, including that charge, we had a net loss in 2005 amounting to $25.8 million. Calculated on a proforma basis, as if the internal restructuring and the IPO had occurred on January 1st of the year, that net loss would have been $23.7 million or 39 cents per basic share.

The negative impact from this stock based compensation charge equates to 58 cents per basic share after tax while the positive impact from a special one time settlement of a bonding reclamation program added the equivalent of an additional 2 cents to basic earnings per share after tax.

In the first quarter Alpha also recorded an after tax loss of $700,000 from our Colorado operation that we divested in April. In our last conference call we indicated that this operation which came with the original assets that formed Alpha in 2002 and 2003 were deemed non-core assets and we were reviewing how they would fit Alpha’s long term strategy.

This Colorado business saddled us with close to $6 million of negative EBITDA last year. Ultimately, we have decided that it was in the best interest of our shareholders to divest this operation and we did so on April 14, 2005. We recorded a pretax gain on the sale in April of about $500,000.

EBITDA for the quarter was a negative $3.2 million including the stock based compensation charge and those special items I just mentioned. If we are to exclude those items, EBITDA would have been $36.1 million in the most recent quarter, more than double last year’s first quarter EBITDA of $15.5 million.

Our total revenue from coal sales in the first quarter of 2005 grew 28% year-over-year to $275 million, while tons sold declined 7% to 5.6 million tons.

Met sales were up 7% for the quarter while steam sales fell 15%. Part of that was by design as we continue to shift sales from steam to higher margin met markets and part was due to first quarter shipments on the Great Lakes being below expectations due to the harsh weather conditions in that area. Also at the very end of March there were delays loading four export vessels that were late arriving into ports at Baltimore and Hampton Roads. By April 10th those ships were loaded and gone but the few days delay meant that we couldn’t book 227,000 tons of export met sales in the first quarter as planned even though coal was in inventory at the terminal.

This points to the difficulty of precisely forecasting quarter by quarter. Alpha has elected to refrain from this practice in large part because of the unpredictability of transportation that is inherent in our business, especially when trans-Atlantic and trans-Pacific seaborne freight is included.

As a premium coal exporter around the globe, Alpha will continue to be exposed to potential delays and changes in seaborne transportation schedules. It’s something we monitor constantly because this type of delay could occur at virtually any time. It’s worth noting that Alpha’s overseas export sales during the quarter just ended were about 200,000 tons ahead of last year even with the 227,000 tons slippage we just discussed. So we feel that the international demand for met coal continues to be very robust and we see no adverse impact on our full year performance from these delayed loadings.

In our press release this morning we confirmed our earlier guidance for 2005 in which we expect sales volumes in the range of 25 to 26 million tons, coal revenues in the range of $1.3 to $1.4 billion and EBITDA as adjusted and after excluding the stock based compensation charge in the $210 to $230 million range.

Alpha’s strongest performance normally is in the summer to fall period. This is when we have more production days and when new export contract prices start to kick in. Additionally, we expect that production from our organic expansion projects will ramp up in the second half of 2005 which will enable us to meet our projected sales volume targets.

Alpha’s unique business model, including coal purchasing and blending, and our high level of met sales place management’s full attention on margins. The first quarter was very positive in this regard due to the sustained strong pricing and a moderation in coal production costs.

Our overall unit margin per ton sold excluding depreciation, depletion and amortization, was $8.26 in the first quarter, up 87% from last year’s unit margin of $4.42. Net realized prices increased 20% for our steam business and a full 50% for met year-over-year. Overall, net realization per ton on all tons sold was $48.89 which was up a strong 11% over the fourth quarter of 2004.

We have seen some moderation in our cost of production and costs continue to be outpaced by our pricing gains on a comparable year-over-year basis.

While the cost of the company produced and processed coal was up 26% year-over-year in the first quarter, the increase from the fourth quarter of last year was only 16 cents a ton or less than 1%.

Depreciation, depletion and amortization increased by $2.6 million or 21% in the most recent quarter due mainly to capital additions Alpha made in 2004.

DD&A per ton rose to $2.57 a ton from $1.97 in the first quarter of 2004.

The reclamation bonding program settlement that we mentioned earlier is recorded in the financial statements as a reduction of depreciation, depletion and amortization. Alpha will offset DD&A by an additional $800,000 from that settlement over the next 10 months.

Interest expense in the first three months of this year increased by $4.1 million due to the 10% senior notes we issued during our May 2004 recapitalization. Because the stock based compensation charge associated with Alpha’s restructuring and IPO is not tax deductible, the company’s 2005 effective tax rate will be negatively impacted by an estimated 11.5 percentage points, increasing the company’s estimated effective tax rate for the year to about 35%. However, the actual tax rate is about 23.5% as compared to a federal statutory rate of 35% which is again primarily lower than 35% because of benefits derived from percentage depletion and other tax incentives.

Needless to say the first quarter’s effective tax rate is a negative 15.4% and that is clearly not indicative of effective tax rate for the remainder of the year. The expected tax rates for quarters two through four will be closer to 26% we believe at this time.

Capital investment for the first three months of this year was $30.3 million, up $14 million from the first quarter a year ago. This reflects development costs at several organic expansion projects, including Seven Pines Mine in our Brooks Run, West Virginia unit which began producing coal in April. We have also somewhat accelerated our capital purchasing commitments for 2006 due to suppliers’ long lead times.

Also included in our cash flow statement in investments this quarter was a $5 million final payment associated with the purchase of the domestic coal assets from the Brinks Company in 2002. Again, this is the final part of that contingent purchase price.

We project that capital spending for the full year will likely be at the upper end of our previously stated range of $90 to $120 million as we continue to make good progress in our organic expansion program.

We’ve announced seven separate mine developments totaling $5.7 million of new capacity that we expect to bring online over the next three years, 80% of which can go to met customers depending on market conditions. We estimate our development costs over this time period will be roughly $20 per annual ton of new capacity.

Now I’ll turn it over to Mike for some final comments.

M. Quillen

Thanks, Dave. I’ll just make a couple of brief comments about two things and then we’ll move onto questions. I have been informed that if you’re listening to the webcast, the wrong company came through on our webcast this morning so I hope that company did well but we didn’t have a clue who it is. They’re trying to correct that right now.

First, as most of you know, Alpha is virtually sold out for 2005. This is the time of year that we really begin to focus intently on optimizing specifications of the coals we blend using both purchased coal and captive production to achieve incremental margin. This is a key mission for our marketing and sales teams who are running blending models every day.

For 2006 and 2007 we are comfortable with our remaining long term position even though, as I said before, we’re moving deliberately to lock up our remaining production tonnage. In 2006 Alpha has 34% of its planned production unpriced and uncommitted and 66% in 2007, 40% to 50% of that being met. These figures are as of mid-April.

The second thing I wanted to address is always something I pay a great deal of attention to and that is the people who work with us and particularly in the mines. In terms of safety performance, we’ve made significant improvements over last year. We’ve put in a number of safety systems and training programs and we boosted our safety communications. The result was that Alpha as a company exceeded its internal safety goals in the first quarter and I have to thank the miners for that very important accomplishment. In fact, I want to personally thank them for a very positive first quarter from the coal mining side.

The other issue concerns labor availability. Many shareholders have asked us if we’re having problems finding qualified talent for our mines and our expansion projects. The answer at least as of today is that it hasn’t been a major problem for us even though we are seeing some recent tightening in certain areas, especially for production foremen. One reason we have not reported such trauma in this area is that we truly believe Alpha and its operating subsidiaries are viewed as a good organization to work for.

We have had good success at job fairs, at other recruiting venues because of this. Another reason is our red hat apprentice miner recruitment program. Our subsidiaries all have a form of this program. For Alpha, red hats constitute the next generation of miners and they have the willingness and the smarts to carry out a tough job. Already about 75 have moved through the program and become black hats, meaning they are certified and have more freedom to be used throughout the mines. We’re very pleased with this program and how it’s meeting our labor needs.

I’ll conclude by thanking once again those who have chosen to invest in Alpha and our business model and now we can take questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from Wayne Atwell from Morgan Stanley. Please go ahead with your question.

W. Atwell

Thank you and good morning.

M. Quillen

Good morning, Wayne.

W. Atwell

Can you tell us what your average price for your booked ton is for ‘05, ‘06 and ‘07?

M. Quillen

I think what we quoted for ‘05 for price tonnage is 50 to 52 average between met and steam. I think we have reported that in ‘06 and ‘07 our steam is more than 42 and that our met is more than 72 and that’s really the extent that we’ve released at this time.

W. Atwell

Your costs were a little bit better in the first quarter than we expected. Was there anything to explain that?

M. Quillen

This stock based compensation, a lot of the things that we talked about today divert from a very good quarter. Our mines were on track in production, we met our budgeted tons, our costs were basically in line. I think we showed only a 1% differential between cost in the first quarter and the fourth quarter which is something that we had budgeted and anticipated.

Normally when you’re in this business a lot of the years of my 33 years, probably a lot more than not, I’ve started out in the hole in the first quarter and it’s an exceptional performance for our miners that they came in on budget in terms of tons. Unfortunately we had to put some of those tons into inventory which we obviously would have preferred not to have done since those were higher priced export met tons. On the mining side, our guys just did a great job and they performed well and we hope that’ll continue into the better weather that we forecast coming about.

They did what they were out there to do, Wayne. I applaud them and have told them so.

W. Atwell

Great. One last question. Your price seemed to be a little lower than expected. Was that because more mix was thermal than met?

M. Quillen

Again, you can do the math when you look at our inventory numbers and just simplistically when 227,000 tons of export pricing which is obviously our highest revenue business right now didn’t go into the first quarter, that’s going to impact that and it did.

W. Atwell

Great. Thank you very much.

Operator

Thank you. Our next question comes from Mark Levin from Davenport & Company. Please go ahead with your question.

M. Levin

Hi, gentlemen. Two quick questions. The first is with regard to some of your recent met coal contracts, I believe you included in an investor presentation two contracts, one of four years, the other of five years. I’m curious, do they have price reopeners or are those fixed price contracts?

M. Quillen

Good morning, Mark. Again, let me divert this for a second on the situation we all and public companies in America are getting to today where every conference and every speech that somebody gives gets webcast and put on there. It’s going to cause a lot of confusion and a lot of time consumption.

Diverting back to those contracts, our full intent when we discuss this with you is we will report our long term contracts in terms that we have fixed pricing. If a salesperson is out giving a conversation he may say it’s a five year contract but it’s not a five year contract when we’re speaking with you about our financial performance unless the pricing is fixed for five years.

We do in fact have new contracts that actually are five years with fixed pricing. We have additional met contracts with two and three years with fixed pricing for those years. So that’s certainly a new phenomena that we’re seeing in the industry. It’s going to put pressure on the utility community to address that because before when we had one year met pricing the tendency when you had a capital project might have looked at a lower priced utility that maybe was five years. Now that we’re securing met pricing from two to five years, it gives us some of that confidence we mentioned earlier that steam coal pricing is going to under these same pressures.

To answer your question, yes.

M. Levin

Those are fixed price. My second question, Mike, is with regard to the 40% to 50% of uncommitted met coal tonnage in 2006 and 2007, what’s the breakdown between or how much of that is low vol met coal?

M. Quillen

I really don’t know the answer to that and we don’t break down between low and mid vol but in honestly I don’t have that information.

M. Levin

Fair enough. Well, good quarter. Thanks, Mike.

M. Quillen

Thank you.

Operator

Thank you. Our next question comes from David Markus from Boone Capital. Please go ahead with your question.

D. Markus

To follow up on the inventory question, I was curious how quickly through the second quarter you can sell that excess inventory as that’s built up. Obviously about half of it has already gone out. I’m curious about the other half.

M. Quillen

Again that gets back to the predictability not only of railroads for the inventory that may be at the mine site and for the ocean going freight. That’s always a question when that will go.

We’re very confident that’s going to go out in 2005. I would caution you to make just a leap of decision and say that’ll all get out in the second quarter because we don’t know that for a fact. Those ships did ship very early in April but our confidence level is that we will do this throughout the year but we really don’t break that down quarter by quarter and certainly not by month.

D. Markus

You’re hoping to front end load it to get it all out by the end of this year?

M. Quillen

Yes, we expect to make our forecast for the year both in tonnage and revenue per ton.

D. Markus

Also to build on the issue with your open volume, particularly looking at 2006, what is the timeframe you’re looking at to get contracts on that? When should we expect to see more of that be fully contracted out?

M. Quillen

I’m going to predict that in the September to October range which is historically actually early. Again, domestic met pricing is January through December, metallurgical export is April through March. So ‘06 there will be tonnage that might not close until the fourth quarter but I’m suspecting in this environment the majority of it’s going to be closed out by September or October.

D. Markus

Very good, thank you. Congrats on the quarter.

M. Quillen

Thank you.

Operator

Thank you, sir. Our next question comes from Kevin Andrus from Founders. Please go ahead with your question.

K. Andrus

Thank you. Could you repeat the organic growth numbers that you discussed around cap ex? Then the second question, as far as quarter-to-quarter guidance goes, why not give out guidance that you know you can beat, be conservative and prevent estimates from going all over the board?

M. Quillen

The first one’s easy. Well, the second is actually easy, too. On the organic growth, again, we have seven projects that will generate 5.7 million tons of additional production that should all be in place by the start of 2008. Offsetting that is about 1.3 million tons in mines that will be closed out for a net gain of about 4.4 million of organic growth expansion over the next two and a half years. That cost is 124, 125 million tons, over the term about 60 million of which we now anticipate we are going to spend in ‘05 as these projects are progressing actually on schedule.

As far as why we don’t give quarterly guidance, it’s the basic environment that public companies have caught themselves in. We obviously are very confident in predicting this industry out over a year, but there’s so much in our variability. Our business doesn’t break off at the end of a calendar quarter. We get into seasonal things, we get into holidays, we get different production days per month. It can vary by as much as two or three production days. We have deer seasons, we have vacations, so it’s just not something that fits into our business model. We don’t operate this business on a quarterly basis.

K. Andrus

Are you not concerned that if you don’t put out something that people make assumptions that they shouldn’t make within a quarter and the Street gets out of whack with what reality is?

M. Quillen

I’m not concerned. I’m not sure when the Street is in whack with reality but my job is to operate the companies first safely and then profitably and return a significant return to our shareholders.

I understand where you’re coming from but that’s not how we want to manage the business. We manage the business ... there goes our coal train. That’s pretty good timing again.

D. Stuebe

We are trying to provide as much information as possible for people who are building models to help them in their job.

K. Andrus

Fair enough. Thank you.

Operator

Thank you. Our next question comes from Ian Synnott from Natexis. Please go ahead with your question.

I. Synnott

Good morning and thanks for the call. I’m wondering if you could talk a little more on acquisition? I know in the past you’ve mentioned Central Appalachia and also the Illinois Basin as being areas you would be looking at. Is that still part of your general thought process and strategy?

M. Quillen

Yes, we really haven’t changed. Our strategy is consistent. One, we obviously will go look in Central Appalachia, particularly for synergies and that’s an area that we’re very confident in and we’re very knowledgeable in. Actually our biggest growth area organically this year is going to be Northern Appalachia with the projects we’ve got.

We continue to look in Illinois, Indiana Basin as we monitor how scrubber installations go. We’re learning at this stage that there’s a lot of different characteristics and specifications in that quality of coal that we have to watch such as calcium and chlorine and fusion and other issues that we’re learning as we begin to study that particular region.

We still look out West, we still look offshore, it’s just right now everything’s pretty pricey but we have a very active acquisition team that’s probably overloaded at this time with opportunities to look at.

I. Synnott

Excellent. That’s good to hear. Also on Latin American opportunities, I know it’s a relatively small piece.

M. Quillen

Again, because of that quality of coal, that’s something that we are pretty excited about. That isn’t a tremendously large investment but it certainly has given us a lot of insight and knowledge into that region of the world for other opportunities.

I. Synnott

Great. Excellent. Thank you.

Operator

Thank you, sir. Management, at this time there are no further questions. Do you have any further comments?

M. Quillen

We want to thank everyone for attending today and again we’re very positive about the miners’ performance and really look forward to talking to you next quarter.

Operator

Ladies and gentlemen, this concludes the Alpha Natural Resources first quarter results conference. If you would like to listen to a replay of today’s teleconference, please dial 303-590-3000 or 1-800-405-2236 and enter the pass code of 11028472.

We appreciate your participation today. You may now disconnect.